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                                                                   EXHIBIT 10.33

                                    AMENDMENT
                                       TO
                           LOAN AND SECURITY AGREEMENT

     This Amendment to Loan and Security Agreement (this "Amendment") is made as of May 27, 1998, by and between Fresh Choice, Inc. ("Borrower") and Silicon Valley Bank ("Bank").

                                    RECITALS

     Borrower and Bank are parties to, among other documents, that certain Loan and Security Agreement dated as of December 20, 1995, as amended (the "Agreement"). Borrower and Bank desire to modify the Agreement, in accordance with the terms of this Amendment.

     NOW THEREFORE, Borrower and Bank agree as follows:

     1. The following definitions under Section 1.1 are hereby amended to read as follows:

          "Maturity Date" is May 27, 1999.

          "Committed Line" is Three Million Eight Hundred Fifty Thousand Dollars ($3,850,000); provided, however, Advances are limited to Two Million Eight Hundred Fifty Thousand Dollars ($2,850,000) (the "Cap Amount") through September 30, 1998, provided, that any Advance in excess of the Cap Amount is conditioned upon Borrower's compliance with all financial covenants (including Section 6.16) set forth in Section 6 of the Agreement.

     2. Section 2.1.2 entitled "Term Out Option" is hereby deleted in its entirety.

     3. The first sentence of Section 2.1 entitled "Revolving Advances" is hereby amended to read, in its entirety, as follows:

          Subject to and upon the terms and conditions of this Agreement, Bank agrees to makes Advances to Borrower in an aggregate amount not to exceed the lesser of (a) Committed Line minus the Cash Management Services Sublimit or (b) the Borrowing Base.

     4. Section 2.3 (a) entitled "Interest Rates, Payments and Calculations" is hereby amended to read, in its entirety, as follows:

          Except as set forth in Section 2.3 (b), an Advances shall bear interest, on an average Daily Balance, at a rate equal to one and one-quarter (1.25) percentage points above the Prime Rate.

     5. Section 6.3 entitled "Financial Statements, Reports, Certificates" is hereby amended as follows:

          Borrower's interim balance sheet and income statement shall now be due to Bank within thirty (30) days after the end of each monthly period.

          Borrower's compliance certificate in the form of Exhibit D, shall now be due to Bank within thirty (30) days after the end of each monthly period.

     6. Section 6.9 entitled "Tangible Net Worth" is hereby amended to read, in its entirety, as follows:


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          6.9 Tangible Net Worth. Borrower shall maintain, as of the last day of each monthly period, a minimum Tangible Net Worth of $24,400,000.

     7.   The following Sections are hereby incorporated into the Agreement:

          Section 2.1.2 Cash Management Services Sublimit. Borrower may use up to $350,000 for Bank's Cash Management Services, specifically, controlled disbursements as such services are identified in the cash management services agreement related to such service (the "Cash Management Services"). Bank may, in its sole discretion, charge as an Advance, any amounts that may become due or owing to Bank in connection with the Cash Management Services furnished to Borrower by or through Bank. Borrower agrees to execute any and all standard form applications and agreements in connection with the Cash Management Services. The Cash Management Services Sublimit shall terminate on the Cash Management Maturity Date.

          6.15 Profitability. Borrower shall achieve profitability on a quarterly basis, except that Borrower may incur losses for (a) its first and fourth quarters, and (b) its second quarter, not to exceed $506,000 and for its fiscal year ending 1998, not to exceed $250,000. Additionally, Borrower shall achieve net profits of not less than $700,000 for Borrower's third quarter.

          6.16 Clean Up Period. Borrower shall maintain a zero balance on the Committed Line for a period of not less than thirty (30) consecutive days through the Maturity Date.

     8. Unless otherwise defined, all capitalized terms in this Amendment shall have the meanings assigned in the Agreement. Except as amended, the Agreement remains in full force and effect.

     9. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

     10. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

     11. Borrower shall pay to Bank a fee in the amount of Twenty Five Thousand Dollars ($25,000) (the "Loan Fee") plus all out of pocket expenses.

     12. This Amendment amends certain terms of the Agreement. Except as amended hereby, the Agreement remains in full force and effect. This Amendment, together with the Agreement and any documents executed in connection with the Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede all prior agreements and negotiations.

     13. The effectiveness of this Amendment is conditioned upon payment of the Loan Fee.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

Borrower:                                              Bank:


FRESH CHOICE, INC.                                     SILICON VALLEY BANK

By: /s/ DAVID E. PERTL                                 By: /s/ PETER SCOTT
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   David E. Pertl                                         Peter Scott

Name: David E. Pertl                                   Name: Peter Scott
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Title: Vice President and Chief Financial Officer      Title: Vice President
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